                      SECURITIES AND EXCHANGE COMMISSION

                            WASHINGTON, D.C.  20549

                      ----------------------------------


                                   FORM 8-K
                                CURRENT REPORT


                        Pursuant to Section 13 or 15(d)
                    of the Securities Exchange Act of 1934


Date of Report                                                  October 27, 1998
(Date of Earliest Event Reported)

                      COLUMBIA/HCA HEALTHCARE CORPORATION
            (Exact name of Registrant as specified in its Charter)


                                   DELAWARE
                           (State of Incorporation)


 001-11239                                                       75-2497104
(Commission                                                   (I.R.S. Employer
File Number)                                                 Identification No.)



One Park Plaza, Nashville, Tennessee                                 37203
(Address of principal executive offices)                          (Zip Code)

                                (615) 344-9551
             (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS

        On October 27, 1998, Columbia/HCA Healthcare Corporation (the "Company") announced operating results for the third quarter and nine months ended September 30, 1998.

        Revenues from continuing operations approximated $4.579 billion for the third quarter ended September 30, 1998, compared to $4.612 billion during the same quarter last year. Net income from continuing operations, before gains on sales of facilities, impairment of long-lived assets, restructuring and investigation related costs, totaled $131 million, or $.20 per diluted share for the third quarter of 1998, compared to $129 million, or $.20 per diluted share for the same period of 1997. Net income totaled $146 million, or $.22 per diluted share for the third quarter of 1998 compared to $97 million, or $.16 per diluted share in 1997.

        Revenues for the nine months ended September 30, 1998 totaled $14.3 billion, compared to $14.4 billion in the first nine months of 1997. Net income from continuing operations, before gains on sales of facilities, impairment of long-lived assets, restructuring and investigation related costs, totaled $563 million, or $.87 per diluted share in the first nine months of 1998 compared to $969 million, or $1.45 per diluted share for the nine months ended September 30, 1997. Net income totaled $421 million, or $.65 per diluted share in 1998, compared to $932 million, or $1.40 per diluted share in 1997.

ITEM 7. EXHIBIT

        Exhibit 20 Copy of press release dated October 27, 1998 relating to third quarter earnings release.


                                   SIGNATURE

        Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

COLUMBIA/HCA HEALTHCARE CORPORATION

/s/ JOHN M. FRANCK II
-----------------------------------------
John M. Franck II
Corporate Secretary

DATED:  October 28, 1998